As filed with the Securities and Exchange Commission on February 27, 2007
Registration No. 333- _____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Artes Medical, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0870808 (I.R.S. Employer Identification No.)
5870 Pacific Center Boulevard
San Diego, California 92121
(Address of Principal Executive Offices)

Options Issued to Employees, Directors and Service Providers
2000 Stock Option Plan
Amended and Restated 2001 Stock Option Plan
2006 Equity Incentive Plan
Warrants Issued to Employees, Directors and Service Providers
(Full title of the plans)

Diane S. Goostree
President and Chief Executive Officer
Artes Medical, Inc.
5870 Pacific Center Boulevard
San Diego, California 92121
(Name and address of agent for service)
(858) 550-9999
(Telephone number, including area code, of agent for service)

Copy to:
Jeffrey C. Thacker
Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, California 92122
(858) 450-8400
(Calculation of Registration Fee on following page)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of each class of securities	Amount to be	offering price	aggregate	registration
to be registered	registered(1)	per share	offering price	fee
Options Issued Pursuant to Individual Option Grants
Common Stock, $0.001 par value	29,880 Shares	$0.52 (2)	$15,537.60	$0.48
2000 Stock Option Plan
Common Stock, $0.001 par value (3)	25,880 Shares	$2.34 (2)	$60,559.20	$1.86
Amended and Restated 2001 Stock Option Plan
Common Stock, $0.001 par value (3)	2,111,765 Shares	$6.93 (2)	$14,634,531.45	$449.28
2006 Equity Incentive Plan
Common Stock, $0.001 par value (4)	4,444,971 Shares	$9.06 (5)	$40,271,437.26	$1,236.33
Warrants Issued to Employees, Directors and Service Providers
Common Stock, $0.001 par value	385,874 Shares	$5.17 (2)	$1,994,968.58	$61.25
TOTAL	6,998,370 Shares		$56,977,034.09	$1,749.19

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under any of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. Computation based on the weighted average per share exercise price (rounded to nearest cent) of outstanding options under the referenced plan, or outstanding warrants, as the case may be, the shares issuable under which are registered hereby.

(3)	Represents shares of common stock subject to outstanding awards under the 2000 Stock Option Plan (the “2000 Plan”) or the Amended and Restated 2001 Stock Option Plan (the “2001 Plan”), as the case may be. Any of such shares of common stock that are subject to awards that expire or are canceled without having been exercised in full or are repurchased or forfeited will be available for future issuance under the 2006 Equity Incentive Plan (the “2006 Plan”).

(4)	Represents shares of common stock currently reserved for future issuance under the 2006 Plan, including 818,062 shares of common stock that became issuable under the 2006 Plan pursuant to an automatic annual increase in the number of shares reserved under the 2006 Plan that became effective on January 1, 2007.

(5)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the common stock as reported on the Nasdaq Global Market on February 21, 2007.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The Securities and Exchange Commission (the “Commission”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. The following documents filed with the Commission are hereby incorporated by reference:
     (a) Our prospectus filed with the Commission on December 20, 2006 pursuant to Rule 424(b) of the Securities Act, which contains audited financial statements for our latest fiscal year for which such statements have been filed.
     (b) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the prospectus referred to in (a) above.
     (c) The description of our common stock contained in the Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act on December 11, 2006, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.
     For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
     You may request a copy of these filings, at no cost, by writing or telephoning us at:
Artes Medical, Inc.
5870 Pacific Center Boulevard
San Diego, California 92121
(858) 550-9999
     You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.	Description of Securities. Not applicable.

Item 5.	Interests of Named Experts and Counsel. Not applicable.

Item 6.	Indemnification of Directors and Officers.
     Our amended and restated certificate of incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:
           • any breach of their duty of loyalty to the corporation or its stockholders;
           • acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
           • unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
           • any transaction from which the director derived an improper personal benefit.
     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
     Our amended and restated certificate of incorporation and our amended and restated bylaws also will provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification.
     We have entered into, and continue to enter separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.
     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.
     We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits.

Exhibit
Number

4.1*	Specimen common stock certificate.

Exhibit
Number

4.3*	Form of warrant to purchase common stock issued to employees, consultants and service providers.

4.4*	Amended warrant to purchase up to 650,000 shares of common stock, dated June 9, 2006, issued to Christopher J. Reinhard, as corrected.

4.12*	Amended warrant to purchase up to 150,000 shares of common stock, dated June 9, 2006, issued to Christopher J. Reinhard, as corrected.

4.13*	Amendment dated June 23, 2006, to warrant to purchase common stock, issued to employees, consultants and service providers, entered into by us and each of the warrant holders listed on Exhibit A thereto.

5.1	Opinion of Heller Ehrman LLP.

10.1*	2000 Stock Option Plan.

10.2*	Form of Non-Qualified Stock Option Agreement under the 2000 Stock Option Plan.

10.3*	Amended and Restated 2001 Stock Option Plan.

10.4*	Form of Notice of Option Grant under the Amended and Restated 2001 Stock Option Plan.

10.5*	Form of Incentive Stock Option Agreement under the Amended and Restated 2001 Stock Option Plan.

10.6*	Form of Non-Qualified Stock Option Agreement under the Amended and Restated 2001 Stock Option Plan.

10.7*	2006 Equity Incentive Plan.

10.8.1*	Form of Notice of Grant of Stock Option under 2006 Equity Incentive Plan.

10.8.2*	Form of Option Exercise and Stock Purchase Agreement under 2006 Equity Incentive Plan.

10.8.3*	Form of Restricted Stock Grant Notice under 2006 Equity Incentive Plan.

23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on signature page).

*	Incorporated by reference to exhibits filed with our Registration Statement on Form S-1 (File No. 333-134086), and as declared effective by the Commission on December 19, 2006.

Item 9.	Undertakings.
We hereby undertake:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set for the in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[Signature Pages Follow]

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 27, 2007.

Artes Medical, Inc.
By:	/s/ Diane S. Goostree
Diane S. Goostree
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Diane S. Goostree and Peter C. Wulff, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Diane S. Goostree	President, Chief Executive Officer and	February 27, 2007
Diane S. Goostree	Director (Principal Executive Officer)

/s/ Peter C.Wulff	Executive Vice President and Chief	February 27, 2007
Peter C. Wulff	Financial Officer (Principal Financial and Accounting Officer)

/s/ Christopher J. Reinhard	Executive Chairman of the Board of	February 27, 2007
Christopher J. Reinhard	Directors

/s/ Daren J. Barone	Director	February 27, 2007
Daren J. Barone

/s/ John R. Costantino	Director	February 27, 2007
John R. Costantino

/s/ Lon E. Otremba	Director	February 27, 2007
Lon E. Otremba

INDEX TO EXHIBITS

Exhibit
Number

4.1*	Specimen common stock certificate.

4.3*	Form of warrant to purchase common stock issued to employees, consultants and service providers.

4.4*	Amended warrant to purchase up to 650,000 shares of common stock, dated June 9, 2006, issued to Christopher J. Reinhard, as corrected.

4.12*	Amended warrant to purchase up to 150,000 shares of common stock, dated June 9, 2006, issued to Christopher J. Reinhard, as corrected.

4.13*	Amendment dated June 23, 2006, to warrant to purchase common stock, issued to employees, consultants and service providers, entered into by us and each of the warrant holders listed on Exhibit A thereto.

5.1	Opinion of Heller Ehrman LLP.

10.1*	2000 Stock Option Plan.

10.2*	Form of Non-Qualified Stock Option Agreement under the 2000 Stock Option Plan.

10.3*	Amended and Restated 2001 Stock Option Plan.

10.4*	Form of Notice of Option Grant under the Amended and Restated 2001 Stock Option Plan.

10.5*	Form of Incentive Stock Option Agreement under the Amended and Restated 2001 Stock Option Plan.

10.6*	Form of Non-Qualified Stock Option Agreement under the Amended and Restated 2001 Stock Option Plan.

10.7*	2006 Equity Incentive Plan.

10.8.1*	Form of Notice of Grant of Stock Option under 2006 Equity Incentive Plan.

10.8.2*	Form of Option Exercise and Stock Purchase Agreement under 2006 Equity Incentive Plan.

10.8.3*	Form of Restricted Stock Grant Notice under 2006 Equity Incentive Plan.

23.1	Consent of Heller Ehrman LLP (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on signature page).

*	Incorporated by reference to exhibits filed with our Registration Statement on Form S-1 (File No. 333-134086), and as declared effective by the Commission on December 19, 2006.